BARD HOLDING, INC. 1167 Bridge Street Philadelphia, PA 19124 Ph: 215-825-8593 Fx: 215-689-3993 www.bardholding.com

BOARD OF DIRECTORS' RESOLUTION FOR ACCEPTANCE OF BIOFUEL ADVANCE RESEARCH AND DEVELOPMENT (BARD) LLC INTEREST IN PAYMENT FOR SHAREHOLDER SUBSCRIPTIONS OF PREFERRED AND COMMON STOCK

WHEREAS, Bard Holding, Inc. (hereinafter referred to as Corporation) has issued 15,000,000 shares of common stock and 15,000,000 shares of preferred stock having a par value of $.01 to the founding shareholders (hereinafter referred to as Shareholders), and, whereas, the Board of Directors of the Corporation has agreed to accept membership interests of $282,930 in Bard, LLC as payment for the aforementioned stock subscriptions payable, it is hereby

RESOLVED that the Corporation desires to complete the aforementioned transaction and it is

FURTHER RESOLVED, that the Secretary of this Corporation is hereby directed to call a special meeting of the shareholders of this Corporation, in accordance with law and the Bylaws of this Corporation, to act on this resolution of the board of directors, and the Secretary is further directed to give notice that the special meeting of shareholders will be held at the following time, date, and location:

Time: 10.30am

Date: April 16, 2010

Place: Philadelphia, Pennsylvania, And it is

FURTHER RESOLVED, that the President and Secretary of the Corporation are directed to accept he aforementioned agreement immediately upon the adoption of the resolution authorizing the Corporation to accept the aforementioned offer.

The undersigned, Surajit Khanna, certifies that he is the duly appointed Secretary of Bard Holding, Inc. and that the above is a true and correct copy of a resolution duly adopted at a meeting of the directors thereof, convened and held in accordance with law and the Bylaws of said Corporation on April 26, 2010, and that such resolution is now in full force and effect.

IN WITNESS THEREOF, I have affixed my name as Secretary of Bard Holding, Inc. and have attached the seal of Bard Holding, Inc. to this resolution.

Dated: April 26, 2010

Date	By:	/s/
Surajit Khanna, secretary
Seal: